FOR IMMEDIATE RELEASE

JAN. 8, 1997 -- NationsBank Corporation today announced results of the election procedure called for in its merger agreement with Boatmen's Bancshares Inc. The merger agreement permitted Boatmen's shareholders to elect cash consideration, stock consideration or a combination of both.

Approximately 4 percent of Boatmen's common shares will be exchanged for cash. The remaining approximately 96 percent of Boatmen's shares will be exchanged for shares of NationsBank common stock, resulting in 98 million shares of NationsBank common stock being issued.

NationsBank will continue its share repurchase program, including the repurchase of common shares so that net common shares issued for the Boatmen's transaction represent 60 percent of the total consideration. This would result in net shares issued of approximately 61 million, indicating the repurchase of approximately 37 million common shares. These repurchases would occur from time to time in open market or private transactions.

On Sept. 30, 1996, NationsBank, including Boatmen's, would have been the fourth-largest U.S. banking company and would have had reported assets of approximately $225 billion.

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Media Contact: Martha Larsh 704 388-4379

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